NEWS RELEASE

CONTANGO SILVER & GOLD

Contango Announces Results for the Quarter Ended September 30, 2026

FAIRBANKS, AK - (November 13, 2026) - Contango Silver & Gold Inc. ("Contango" or the "Company") (NYSE American / TSX: CTGO) announced today that it filed with the Securities and Exchange Commission its Form 10-Q for the quarter ended September 30, 2026 (“Q3-2026”).

Rick Van Nieuwenhuyse, the Company’s Chief Executive Officer said, “The focus for the third quarter was to continue to advance and de-risk our portfolio of advanced-stage exploration projects. On the mining front at Manh Choh, the Peak Gold JV completed the transition from the north pit to the south pit while significant improvements were also made to the milling facility to accommodate the higher copper and total sulfur content of the high-grade sulfide ore. Operational enhancements continue to be made ahead of our fourth 2026 campaign, scheduled to commence in mid-November with anticipated production of 13,000 to 15,000 gold equivalent ounces net to Contango, keeping us on track to meet the lower end of 2026 production guidance of 40,000 gold equivalent ounces. The Company expects to provide 2027 production and cost guidance later in December.”

Mr. Van Nieuwenhuyse continued, "At Kitsault Valley we have now completed 56,000 meters of drilling, roughly 40% more meters than planned, while remaining on budget. We will continue to release assay results in batches as they are received. We expect to have all assays received and QAQC’s by January 2027 and then complete an updated mineral resource estimate (“MRE”) in the first half of 2027. The updated MRE will form the basis of an Initial Assessment (“IA”) targeted for release in late 2027. The IA will outline a mine development plan for the silver rich Dolly Varden and gold-silver rich Homestake areas located in the Kitsault Valley. At Johnson Tract, we completed construction of the 2.6-mile access road connecting the existing camp to the proposed portal site, along with the portal laydown area, and expanded the camp footprint to ready the site for expansion and year-round operations. Meanwhile we are continuing to advance permitting through the FAST-41 program – please monitor our progress on the FAST-41 dashboard at the following link: Permitting Dashboard. At Lucky Shot we completed our surface and underground drilling programs, totaling over 11,000 meters in addition to 536 meters of underground tunnel development. In mid-September we commenced the next phase of underground drilling with two rigs operating 24-7 as well as additional tunnel development for exploration. We expect to complete this work by February 2027. Once all assays are received and QAQC’d, the Company plans to provide an updated MRE, scheduled for first half of 2027, which will form the basis of a feasibility study targeted for release in late 2027.”

Q3-2026 Results

In Q3-2026, Contango’s share of production sold from the Manh Choh mine, jointly held by Kinross and Contango, totaled 7,333 ounces of gold and 5,349 ounces of silver. Contango received a cash distribution of $6 million (“M”) from the Peak Gold JV on October 7, 2026 relating to Q3-2026 production. On a consolidated basis in Q3, the Company reported a total loss from operations of $24.2 M, net loss of $23.0 M and an adjusted net loss1 of $20.9 M, primarily related to expensed exploration across all projects. The Company's cash and cash equivalents as of September 30, 2026 was $56.6 M compared to $64.8 M as of December 31, 2025.

Manh Choh Production Results

Peak Gold JV (on a 100% basis)[1]	Q1-2026	Q2-2026	Q3-2026	YTD 2026
Total tons mined	1.96	2.73	3.85	8.54	M tons
Ore tons mined	220,878	261,941	304,102	786,921	tons
Gold oz mined	38,415	45,341	45,369	129,125	oz
Ore tons processed	187,479	253,494	203,720	644,693	tons
Gold grade processed	0.131	0.145	0.145	0.142	oz/t
Gold recovery	88.6	80.4	86.5	84.6%
Gold oz produced	26,890	29,618	25,315	81,823	oz
Gold oz sold	26,710	28,758	24,444	79,912	oz
Silver oz sold	50,142	34,397	17,830	102,369	oz

Contango's Share (on a 30% basis)[1]
Gold oz produced	8,067	8,885	7,595	24,547	oz
Gold oz sold	8,013	8,627	7,333	23,973	oz
Total gold equivalent oz produced[2]	8,244	9,007	7,657	24,908	oz
Silver oz sold	15,042	10,319	5,349	30,710	oz
Total gold sales	$38,932,736	$36,444,202	$31,349,035	$106,725,973
Total silver sales	$1,258,389	$1,055,011	$334,646	$2,648,046
Cash costs on a by-product basis, per oz sold[3]	$2,692	$2,641	$2,699	$2,676	per oz sold
AISC on a by-product basis, per oz sold[3]	$2,778	$2,877	$2,909	$2,854	per oz sold

Average realized spot gold price	$4,859	$4,224	$4,275	$4,452	per oz sold
Cash distributions received from Peak Gold JV4	$9,000,000	$9,000,000	$nil	$18,000,000

Notes:

1.
Certain numbers have been rounded for presentation purposes.
2.
Gold equivalent oz calculated using a factor of 85.1 to 1 for conversion of silver oz.
3.
See non-GAAP measures disclosed in the Company’s 10-Q for the period ended September 30, 2026.
4.
On October 7, 2026 Contango received a cash distribution of $6 million. Distributions received in 2026 total $24 million.

Manh Choh Mine:

On October 7, 2026, Peak Gold JV delivered a $6 M cash distribution to Contango, bringing the total cash distributions to $24 M for the first three campaigns in 2026. In total, Contango has received $166.5 M in

1 See non-GAAP measures in the Adjusted Net Income/(Loss) (Non-GAAP) section of this press release for calculation of Adjusted Net Income cash distributions from the Peak JV since mining operations commenced in July 2024. The focus for 2026 has been transitioning from the north pit to the south pit, resulting in higher mining costs associated with pre-stripping. In Q3 ore tons mined at Manh Choh increased approximately 16% to 304,000 tons vs Q2. Reduced mining equipment availability early in Q2 and Q3 has been addressed with additional drilling, loading and haulage equipment added on site.

Gold production for the quarter came in below budget due to several factors including:

•
The third milling campaign of 2026 ended earlier than planned due to persistent above average rainy conditions in September, resulting in fewer gold ounces being processed during the quarter - the remaining planned ounces being deferred until the fourth campaign of 2026
•
Tons processed at the Fort Knox mill were additionally reduced in Q3 due to mine sequencing and changes in ore characteristics at Manh Choh which resulted in increased downtime for mill maintenance and modifications to handle the higher copper and sulfide content

In Q3-2026 gold recovery at the mill was 86.5%, improving from 80.4% in Q2-2026, as the south pit contains much higher copper and sulfide content. During Q3-2026, improvements were made with the installation of a new oxygen sparging system, the restoration of a cement addition system and upgrades to the silo cone and screw. In addition, gravity projects were completed to stabilize the gravity recovery average. The focus continues on effective pre-aeration, sulfide binding with cement and cyanide destruction, which includes adding more air sparging to detox reactors. Further work is planned for oxygen generators and a bypass tails wash thickener to reduce cyanide reporting to the grind circuit.

Ore transportation from the Manh Choh mine to the Fort Knox milling facility continues to outperform and is expected to exceed our planned budget for 2026.

The cash costs and AISC for Q3-2026 were $2,699 and $2,909 per ounce, respectively. For the first nine months of 2026, the cash costs and AISC were $2,676 and $2,854, respectively, primarily driven by reduced gold ounces processed and sold. A slight increase in direct operating costs in 2026 is primarily driven by increased diesel costs related to ore transportation from Manh Choh to Fort Knox and increased reagents and consumables required in the mill to process the higher copper and sulfide content.

The fourth and final campaign for 2026 is expected to produce 13,000 to 15,000 ounces of gold equivalent ounces at cash costs and AISC of $2,700 and $2,900, respectively. The Company is guiding towards the lower end of its 2026 production guidance of 40,000 gold equivalent ounces attributable to its 30% interest in the Peak Gold JV with 2026 cash costs and AISC of $2,700 and $2,900 per ounce of gold sold2, respectively. A final cash distribution in the amount of $16 M is expected in the fourth quarter for a total of $40 M in cash distributions to be received for 2026.

Lucky Shot Project:

Underground Drilling & Development: The initial underground drilling phase comprised 65 HQ diamond holes totaling approximately 6,020 meters. Further surface drilling, underground access and KM vein drilling are intended to support an updated resource estimate targeted for the first half of 2027, followed by feasibility evaluation in late 2027. Underground exploration-access work has resumed with contractor on site. The Company remains focused on advancing a high-grade Direct Shipping Ore (DSO) operation

2 See non-GAAP measures disclosed in the Company’s 10-Q for the period ended September 30, 2026.

targeting 40,000 to 50,000 gold ounces per year, subject to technical results, permitting and a future production decision.

Surface Drilling Completed: The surface program comprised approximately 5,800 meters in 27 holes from five pads and was completed on August 31, 2026. Results announced on September 2, 2026 included LSS26016 with 2.45 meters grading 86.05 g/t Au. Subsequent to quarter end, results announced on October 6, 2026 included LSS26018 with 0.63 meters grading 140.23 g/t Au and LSS26021 with 3.65 meters grading 18.16 g/t Au. These are selected downhole intervals and true widths have not been established. Additional assays remain pending.

KM Vein Drilling: KM vein drilling began on September 16, 2026. As of the October 6, 2026 project update, the program comprised approximately 1,140 meters in 17 planned holes from five stations, with ten holes completed from the first two stations. The program is evaluating the geometry of the KM vein and its interpreted structural relationship to the Lucky Shot Fault and vein system. Assays are expected in the fourth quarter of 2026.

Kitsault Valley Project:

Expanded Drill Campaign: The 2026 drilling program was expanded from 40,000 meters to more than 56,000 meters. Results announced on September 15, 2026 included DV26-480 with 13.90 meters grading 506 g/t AgEq and DV26-494 with 4.96 meters grading 807 g/t AgEq. Intervening holes showed mineralization consistent with a possible geological connection between Torbrit and North Star; assays were pending and continuity of grade has not been established. Intervals are downhole lengths and true widths require further validation. Silver equivalent grades are calculated using the metal prices and recovery assumptions set out in the Company’s September 15, 2026 news release.

Updated Mineral Resource Estimate: On September 11, 2026, the Company reported an updated MRE for the Kitsault Valley Project comprising 7.66 million tonnes of indicated resources containing 58.70 million ounces of silver and 394.70 thousand ounces of gold (89.55 million ounces AgEq), and approximately 6.31 million tonnes of inferred resources containing 22.80 million ounces of silver and 620.82 thousand ounces of gold (64.92 million ounces AgEq). The MRE is based on drilling completed through 2025 and excludes 2026 drilling. The MRE is supported by a technical report summary filed with the Company’s Form 8-K on September 22, 2026. In H1-2027 the Company is planning to update the MRE with the drilling completed in 2026, which will form the basis of the IA targeted for release in late 2027.

Johnson Tract Project:

Road & Portal Access: During the third quarter, the Company completed construction of the 2.6-mile access road connecting the existing camp to the proposed portal site, along with the portal laydown area. This work supports construction of the underground exploration drift, which is scheduled to begin in 2027.

Permitting & Site Preparation: Environmental and cultural surveys within the Johnson Tract and project easements were largely completed during the season and the baseline program is substantially advanced. Geotechnical investigations within the foreshore have been completed and investigations along the proposed coastal road are substantially complete. The project continues to advance under the FAST-41 permitting timetable and remains on schedule for underground exploration tunnel construction to begin in 2027.

Section 404 Permit Upheld: On September 14, 2026, the U.S. District Court for the District of Alaska ruled in favor of JT Mining in the lawsuit challenging the Johnson Tract Section 404 permit. Final judgment in favor of JT Mining was entered on September 15, 2026, and the permit remains in place.

Repayments of Debt, Elimination of Hedge Contracts and Financing:

~~•~~
The Company’s cash and cash equivalents position as of September 30, 2026 was $56.6 M.

~~•~~
In Q3-2026, Contango repaid $1.0 M on the amended credit facility, reducing the outstanding principal balance to $45.3 M.

~~•~~
In Q3-2026, the Company delivered 4,000 gold ounces into its carry trade hedge contracts and cash settled the remaining 15,000 ounces of hedge contracts maturing in March and June 2027 as part of the credit facility amendment (see Corporate Development Activities), eliminating all remaining hedge delivery obligations, with the exception of the 7,000 ounces of carry trade noted below. For the first nine months of 2026, the Company delivered and cash settled a total of 43,000 gold ounces under the hedge contracts.

~~•~~
As of September 30, 2026, the Company had a carry trade outstanding for 7,000 ounces maturing on December 31, 2026, and put options for 15,000 ounces with a strike price of $3,100 per ounce maturing in March and June 2027.

Corporate Development Activities:

Amendment to the Credit Facility:

On July 1, 2026, the Company amended its Credit Agreement pursuant to which the delivery of a total of 15,000 ounces of hedge contracts maturing in March and June 2027 were eliminated in exchange for (i) an increase of $33,732,426 on the Company's secured credit facility and (ii) the purchase of 15,000 put option contracts with a strike price of $3,100 per ounce and maturities in March and June 2027. As a result of the amendment, the aggregate principal amount outstanding under the secured credit facility increased to $46.3 million.

Remaining principal repayments of the secured credit facility are as follows:

~~•~~
December 31, 2026: $1.0 million;
~~•~~
March 31, 2027: $15.5 million; and
~~•~~
June 30, 2027: $28.8 million.

Purchase of Underlying Lease and NSR for Lucky Shot Project:

On May 4, 2026, the Company entered into a purchase agreement (the “LSA Purchase Agreement”) with Alaska Hardrock Inc. for the purchase of mineral claims, including a 2% net smelter return royalty, property, equipment and improvements for a total consideration of $16,074,000 comprising: (i) $300,000 advance (paid); (ii) $1,709,250 deposit payable upon signing of the agreement (paid); (iii) $4,064,750 payable at closing (paid); and (iv) a $10,000,000 secured promissory note. The transaction closed on July

1, 2026. The promissory note bears interest at 5% per annum, compounded monthly and payable annually, and matures four years after the closing date. During Q3-2026, the Company recorded an addition of approximately $10.0 M to mineral properties at the Lucky Shot Property, reflecting the purchase of the underlying lease and 2% net smelter return royalty.

Statement of Operations for Q3-2026 compared to Q3-2025:

The Company reported a loss from operations of $24.2 M in Q3-2026 compared to income from operations of $25.0 M in Q3-2025. The change was primarily due to increased exploration expenditures of $26.9 M (Q3-2025: $2.1 M) and lower income from the Peak Gold JV of $6.9 M (Q3-2025: $29.5 M) during the quarter. The higher exploration expense includes drilling at the Kitsault Valley Project, which was added through the Dolly Varden acquisition in Q1-2026 and therefore has no comparable costs in Q3-2025, as well as expanded drilling and underground development at Lucky Shot and permitting and road work at Johnson Tract.

The Company reported a net loss of $23.0 M, or $0.66 per fully diluted share, compared to a net loss of $5.4 M, or $0.44 per fully diluted share, in Q3-2025. The net loss includes losses on derivative contracts of $2.0 M in Q3-2026 and $30.3 M in Q3-2025. The increase in net loss was mainly due to higher exploration expense, including at the Kitsault Valley Project (acquired in Q1-2026), and lower income from the Peak Gold JV, partly offset by lower losses on derivative contracts. Excluding these losses, the Company reported an adjusted net loss of $20.9 M in Q3-2026 compared to adjusted net income of $24.9 M in Q3-2025.

Gold equivalent ounces produced and sold in the third quarter of 2026, both decreased by 56% compared to the third quarter of 2025, primarily due to the decrease in tons processed from Manh Choh as the project transitions from the north pit to the south pit.

Statement of Cash Flows for YTD-2026 compared to YTD-2025:

Net cash used in operating activities was $109.1 M for YTD-2026 compared to $60.2 M provided by operating activities in YTD-2025. The change was primarily driven by cash paid to settle hedge contracts ($97.7 M in 2026 compared to $26.7 M in 2025) and lower cash distributions received from the Peak Gold JV ($18.0 M in 2026 compared to $87.0 M in 2025) during YTD-2026. Cash provided by investing activities was $7.4 M for YTD-2026 compared to cash used of $0.4 M in YTD-2025, primarily reflecting $36.0 M of cash acquired in the Dolly Varden acquisition, partially offset by $21.4 M of property and equipment additions, which included the Johnson Tract access road and the purchase of the Lucky Shot underlying lease and 2% net smelter return royalty, and $7.2 M of acquisition transaction costs related to Dolly Varden. Cash provided by financing activities in YTD-2026 was $94.1 M, primarily related to net proceeds from equity issuances of $63.4 M and $33.7 M of proceeds from the credit facility amendment, partially offset by principal repayments of $3.0 M on the credit facility. This compares to cash provided by financing activities of $26.9 M in YTD-2025, primarily related to net proceeds from equity issuances of $56.6 M, partially offset by principal repayments of $29.0 M on the credit facility. The Company’s cash and cash equivalents position as of September 30, 2026 was $56.6 M compared to $64.8 M as of December 31, 2025.

Gold equivalent ounces produced and sold in the first nine months of 2026 both decreased by 53% compared to the first nine months of 2025, primarily due to a decrease in tons processed and planned mill grades from Manh Choh as the project transitions from the north pit to the south pit.

Adjusted Net Income/(Loss) (Non-GAAP)

Management uses Adjusted Net Income/(Loss) to evaluate the Company’s operating performance, and to plan and forecast operations. The Company believes the use of Adjusted Net Income/(Loss) reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. Management’s determination of the components of Adjusted Net Income/(Loss) is evaluated periodically and is based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income/(loss) (GAAP) is reconciled to Adjusted net income/(loss) (Non-GAAP) adjusted for (gain)/loss on derivative contracts in the following table:

	Q3-2026 ($)	Q3-2025 ($)	YTD-2026 ($)	YTD-2025 ($)
Net income/(loss)	(22,958,311)	(5,392,948)	(32,476,914)	(12,016,408)
(Gain)/loss on derivative contracts	2,028,760	30,335,871	10,746,157	83,656,330
Adjusted net income/(loss)	(20,929,551)	24,942,923	(21,730,757)	71,639,922

Conference Call and Webcast

Contango will host a conference call and webcast to discuss the third quarter results on Monday, November 16, 2026, at 12:00pm EST / 10:00am PCT. Please note the updated time zone for BC residents. Participants may join the webcast using the following call-in details: Contango Silver & Gold: Q3 Financials

At the Market Equity Program

On November 13, 2026, Contango entered into a Controlled Equity Offering^SM^ Sales Agreement with Cantor Fitzgerald & Co. (“Cantor”), Canaccord Genuity LLC, National Bank Financial Inc., ATB Capital Markets Inc., Haywood Securities Inc., BTIG, LLC, Maxim Group LLC, Research Capital USA Inc., and Prime Executions, Inc., doing business as Freedom Capital Markets, pursuant to which the Company may, from time to time and at its option, offer and sell shares of its common stock having an aggregate sales price of up to $75.0 million through Cantor, acting as the sales agent (the “ATM Program”). Sales of common stock under the ATM Program, if any, may be made in transactions deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. The Company is not obligated to sell any shares under the ATM Program and may suspend or terminate sales under the program in accordance with the terms of the sales agreement.

The shares will be offered pursuant to the Company’s effective automatic shelf registration statement on Form S-3 (File No. 333-297038) filed with the Securities and Exchange Commission on June 25, 2026 and the related prospectus supplement dated November 13, 2026.

In connection with the establishment of the new ATM Program, the Company terminated its prior Controlled Equity Offering^SM^ Sales Agreement with Cantor, dated June 8, 2023.

The Company intends to use the net proceeds from any sales under the ATM Program, if any, for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT CONTANGO

Contango is an NYSE American and TSX-listed mining company that engages in the exploration for and development of silver, gold, and associated minerals with a growth strategy focused on district-scale silver and gold exploration in British Columbia’s Golden Triangle funded by high-grade gold production in Alaska. The Company's flagship Canadian asset comprises approximately 247,000 acres (100,000 hectares) of prospective silver-gold mineral tenures in and around the Kitsault Valley, the southern cornerstone of the Golden Triangle. In Alaska, Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for production and exploration on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also hold: (i) a lease on the Johnson Tract project, which consists of mineral rights to approximately 21,000 acres located near tidewater, 125 miles southwest of Anchorage, Alaska, from the underlying owner, CIRI; (ii) 100% ownership of the Lucky Shot project, which consists of mineral rights to approximately 8,600 acres of State of Alaska and patented mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska; (iii) mineral rights to approximately 145,000 acres of State of Alaska mining claims; and (iv) mineral rights to approximately 15,260 acres of State of Alaska mining claims and upland mining leases, all of which give Contango the exclusive right to explore and develop minerals on these lands.

Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information and forward-looking statements within the meaning of applicable securities laws (“Forward-looking Statements”). These include statements regarding Contango’s plans and expectations for its properties and operations, the content within future annual filings, operations in respect of Contango mineral properties and any benefits of investment in Contango. The Forward-looking Statements regarding Contango are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”,

“estimates”, “intends”, “believes”, “ensures”, “forecasts”, “predicts”, “proposes”, “contemplates”, “aims”, “seeks”, “continues”, “potential”, “positioned”, “strategy”, “outlook”, “future”, “going forward”, “designed to”, and similar expressions or other words of similar meaning, and the negatives thereof, or stating that certain actions, events or results “may”, “might”, “will”, “should”, “would”, or “could” be taken, or that they are “possible”, “probable”, or “likely” to occur or be achieved). However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking Statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves); risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks; risks related to weather and other natural disasters; uncertainties as to the availability and cost of financing; risks relating to the Company's indebtedness under the amended credit facility, including its ability to service or repay that debt on or ahead of schedule and the effect of changes in interest rates; the Company's unhedged exposure to gold prices and the effectiveness of its price protection strategy; and the Company's ability to achieve anticipated production and grades at Manh Choh, which depends in part on the operator of the Peak Gold JV; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any Forward-looking Statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the Forward-looking Statements. Forward-looking Statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update Forward-looking Statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango Silver & Gold Inc.

Rick Van Nieuwenhuyse

(907) 388-7770

www.contangoore.com